Exhibit 10.3

OUTSIDE DIRECTOR

STOCK OPTION

Granted by

MERIDIAN BANCORP, INC.

under the

MERIDIAN BANCORP, INC.

2015 EQUITY INCENTIVE PLAN

This stock option agreement (“Option” or “Agreement”) is and shall be subject in every respect to the provisions of the 2015 Equity Incentive Plan (the “Plan”) of Meridian Bancorp, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided to each person granted a stock option pursuant to the Plan. The holder of this Option (the “Participant”) hereby accepts this Option, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board shall be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Capitalized terms used herein but not defined shall have the same meaning as in the Plan.

1.	Name of Participant:

2.	Date of Grant: November 2, 2015

3.	Total number of shares of Company common stock, $0.01 par value per share, that may be acquired pursuant to this Option:
(subject to adjustment pursuant to Section 11 hereof).

•	This is a Non-Qualified Option.

4.	Exercise price per share: $
(subject to adjustment pursuant to Section 11 below)

5.	Expiration Date of Option: November 1, 2025.

6.

Vesting Schedule. Except as otherwise provided in this Agreement, this Option shall vest in five (5) equal annual installments, with the first installment becoming exercisable on the first anniversary of the date of grant, or November 2, 2016, and succeeding installments on each anniversary thereafter, through November 2, 2020. To the extent the Options awarded to me are not equally divisible by “5,” any excess Options shall vest on November 2, 2020. The right of exercise shall be cumulative. This Option may not be exercised at any time on or after the Option’s expiration date. Vesting will automatically accelerate pursuant to Section 2.9(c) of the Plan (in the event of death or Disability).

7.	Exercise Procedure.

7.1	Delivery of Notice of Exercise of Option. This Option shall be exercised in whole or in part by the Participant’s delivery to the Company of written notice (the “Notice of Exercise of Option” attached hereto as Exhibit A) setting forth the number of shares with respect to which this Option is to be exercised, together with payment by cash or other means acceptable to the Committee, including:

(i)	by tendering, either actually or by attestation, shares of Stock valued at Fair Market Value (as defined in Section 8.1(t) hereof) as of the day of exercise;

(ii)	by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise;

(iii)	by a net settlement of the Option, using a portion of the shares obtained on exercise in payment of the exercise price of the Option (and if applicable, any minimum required tax withholding);

(iv)	by personal, certified or cashier’s check, or

(v)	by other property deemed acceptable by the Committee; or

(vi)	by any combination thereof.

7.2	“Fair Market Value” on any date, means (i) if the Stock is listed on an Exchange, the closing sales price on such Exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Section 409A.

8.	Delivery of Shares.

8.1	Delivery of Shares. Delivery of shares of Stock upon the exercise of this Option shall be subject to the following:

(i)	Delivery of shares of Stock shall comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(ii)	The issuance of shares of Stock pursuant to the exercise of this Option may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

9.	Change in Control.

9.1	In the event of an Involuntary Termination following a Change in Control, all Options held by the Participant shall become fully vested and exercisable (subject to the expiration provisions otherwise applicable to the Option) and shall be exercisable for a period of one year following the Participant’s Involuntary Termination following a Change in Control, as set forth in Section 4.1 of the Plan.

9.2	A “Change in Control” shall be deemed to have occurred as provided in Section 4.2 of the Plan.

10.	Adjustment Provisions.

10.1	This Option, including the number of shares subject to the Option and the exercise price, shall be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.

11.	Termination of Option and Accelerated Vesting.

11.1	This Option shall terminate upon the Option’s expiration date, or earlier as follows:

(i)	Death. This Option shall vest and become exercisable in full in the event of the Participant’s Termination of Service by reason of the Participant’s death while this Option is unexercised. This Option may thereafter be exercised by the legal representative or legatee of the Participant for a period of one year from the date of death, subject to termination on the expiration date of this Option, if earlier.

(ii)	Disability. This Option shall vest and become exercisable in full in the event of the Participant’s Termination of Service by reason of Disability while this Option is unexercised. This Option may thereafter be exercised for a period of one year from the date of such Termination of Service by reason of Disability, subject to termination on the Option’s expiration date, if earlier. Except to the extent prohibited by Code Section 409A, the Committee shall have sole authority and discretion to determine whether the Participant’s Service has been terminated by reason of Disability.

(iii)

Retirement. If the Participant’s Service terminates by reason of the Participant’s Retirement, the Participant’s vested Options shall remain exercisable for the duration of the term set forth in the Award Agreement and the Participant’s unvested Options shall continue to vest in accordance with the schedule set forth in Section 6 of this Agreement. For purposes of this Award, Retirement shall mean Termination of Service as a Director on or after attaining age 75. A non-Employee Director who terminates Service as a director but who continues to serve as a director emeritus or advisory director shall not be deemed to have terminated due to Retirement until both Service as a Director and Service as a director emeritus or advisory director have terminated.

(iv)	Termination for Cause. If the Participant’s Service has been terminated for Cause, this Option shall immediately terminate and be of no further force and effect. The Board of Directors shall have sole authority and discretion to determine whether the Participant’s Service has been terminated for Cause.

(v)	Other Termination. If the Participant’s Service terminates for any reason other than death, Disability, Retirement or for Cause, this Option may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of three months following termination, subject to termination on the Option’s expiration date, if earlier.

12.	Miscellaneous.

12.1	No Option shall confer upon the Participant any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

12.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

12.3	Except as otherwise provided by the Committee, Options under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. The Committee shall have the discretion to permit the transfer of Options under the Plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of such Immediate Family Members or to charitable organizations, and, provided, further, that such transfers are not made for consideration to the Participant.

12.4	This Option shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

12.5	This Option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant agrees that he will not exercise the Option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof.

12.6	The granting of this Option does not confer upon the Participant any right to be retained in the Service of the Company or any subsidiary.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Option set forth above.

MERIDIAN BANCORP, INC.

By:
Its:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions hereof, including the terms and provisions of the 2015 Equity Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s 2015 Equity Incentive Plan.

PARTICIPANT

EXHIBIT A

NOTICE OF EXERCISE OF OPTION

(BY OUTSIDE DIRECTORS)

I hereby exercise the stock option (the “Option”) granted to me by Meridian Bancorp, Inc. (the “Company”) or its affiliate, subject to all the terms and provisions set forth in the Stock Option Agreement (the “Agreement”) and the Meridian Bancorp, Inc. 2015 Equity Incentive Plan (the “Plan”) referred to therein, and notify you of my desire to purchase                      shares of common stock of the Company (“Common Stock”) for a purchase price of $                 per share.

Enclosed please find (check one):

Cash, personal, certified or cashier’s check in the sum of $ , in full/partial payment of the purchase price.

Stock of the Company with a fair market value of $ in full/partial payment of the purchase price.*

My check in the sum of $ and stock of the Company with a fair market value of $ , in full/partial payment of the purchase price.*

Please sell shares from my Option shares through a broker in full/partial payment of the purchase price.

By a net settlement of the Option, using a portion of the shares obtained on exercise in payment of the exercise price of the Option (and if applicable, any minimum required tax withholding).

I understand that after this exercise,                  shares of Common Stock remain subject to the Option, subject to all terms and provisions set forth in the Agreement and the Plan.

I hereby represent that it is my intention to acquire these shares for the following purpose:

investment

resale or distribution

Please note: if your intention is to resell (or distribute within the meaning of Section 2(11) of the Securities Act of 1933) the shares you acquire through this Option exercise, the Company or transfer agent may require an opinion of counsel that such resale or distribution would not violate the Securities Act of 1933 prior to your exercise of such Option.

Date: , .
Participant’s signature

*	If I elect to exercise by exchanging shares I already own, I will constructively return shares that I already own to purchase the new option shares. If my shares are in certificate form, I must attach a separate statement indicating the certificate number of the shares I am treating as having exchanged. If the shares are held in “street name” by a registered broker, I must provide the Company with a notarized statement attesting to the number of shares owned that will be treated as having been exchanged. I will keep the shares that I already own and treat them as if they are shares acquired by the option exercise. In addition, I will receive additional shares equal to the difference between the shares I constructively exchange and the total new option shares that I acquire.